UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 23, 2012

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208-664-5066

(Registrant’s telephone number)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 23, 2012, the Company appointed Lindsay E. Gorrill as Chairman of the Board of Directors and Chief Executive Officer.  Mr. Gorrill also serves as the Company’s President.  Following is a brief description of Mr. Gorrill’s prior business experience.

Mr. Lindsay Gorrill is a Chartered Accountant and has university degrees in Finance and Marketing from Simon Fraser University. Mr. Gorrill has a background in acquisitions, company building, financial markets and world exposure. In addition to his current positions with the Company, Mr. Gorrill previously served as Chief Financial Officer and Treasurer between 2006 and 2010.  Mr. Gorrill has served in various executive positions, since 2007, with for JayHawk Energy, Inc., a company quoted on the OTC Bulletin Board; currently serving as its President and Chief Executive Officer and a member of the board of directors.  Mr. Gorrill has also served as a member of the board of directors of Yaterra Ventures Corp, a company quoted on the OTC Bulletin Board since August 2008.  He has previously served (beginning in July 2004) as President, Chief Operating Officer of Berkley Resources Inc., a company listed on the TSX Venture Exchange; currently Mr. Gorrill serves as a member of Berkley’s board of directors. Additionally, since April 2009, Mr. Gorrill has served as President, Chief Executive Officer and Chief Financial Officer of Canada Fluorspar Inc., a company listed on the TSX Venture Exchange.  He has also been a member of the board of directors, since September 2009, of Dear Horn Metals (formerly Golden Odyssey Mining Inc.), a TSX Venture Exchange listed company.

There are no family relationships between Mr. Gorrill and any member of the Board of Directors or any other officer of the Company.  During the year ending April 30, 2012, the Company completed an offering debentures and warrants totaling $150,000.  Mr. Gorrill and his wife invested a total of $265,931 under the offering.  Mr. Gorrill received 505,310 debentures at $0.10 per share and warrants to purchase stock at $0.15 per share.  Mrs. Gorrill received 2,154,000 debentures at $0.10 per share and warrants to purchase 2,154,000 shares at $0.15 per share.

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

April 27, 2012